As Filed with the Securities and Exchange Commission on the 3rd day of May, 2001
                                                          Registration No. _____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            Visitel Enterprises Corp.
                 (Name of small business issuer in its charter)

Delaware                                        8351                      65-1016629
(State or other jurisdiction         (Primary Standard Industrial     (I.R.S. Employee
of incorporation or organization)    Classification Code Number)     Identification No.)

                        2700 N. Military Trail Suite 100
                            Boca Raton, Florida 33431
                        (Address and telephone number of
               principal executive offices and place of business)

                            Paul Michelin, President
                            Visitel Enterprises Corp.
                        2700 N. Military Trail Suite 100
                            Boca Raton, Florida 33431
                          (Name, address and telephone
                          number of agent for service)

                                   Copies to:

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

      Approximate date of proposed sale to the public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------
                                              Proposed             Proposed
Title of                                      Maximum              Maximum
securities to           Amount to be          Offering Price       Aggregate           Amount of
be registered           Registered            Per Share (1)        Offering Price      Registration Fee
-------------------------------------------------------------------------------------------------------
Common Stock, par        2,500,000               $1.00              $2,500,000             $625.00
value $0.001 (2)
-------------------------------------------------------------------------------------------------------
Common Stock, par          705,275               $1.00              $  705,275             $176.32
value $0.001 (3)
-------------------------------------------------------------------------------------------------------
Total                    3,205,275                                 Total                   $801.32
                                                                   Registration
                                                                   Fee
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Offered by us.
(3) Offered by the persons named in this prospectus under the caption "Selling Stockholders".

      This prospectus relates to 3,205,275 shares of our common stock, of which 705,275 shares are owned, as of April 24, 2001, by the persons named in this prospectus under the caption "Selling Stockholders". The shares of our common stock may be sold directly or through brokers or dealers. The 705,275 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to

2,500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of _________, 2001, all of the shares offered are sold, or we otherwise terminate the offering.

      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

SUBJECT TO COMPLETION, DATED MAY 3, 2001

Prospectus

                                3,205,275 shares

                            Visitel Enterprises Corp.

                                  Common Stock

      This is the first public offering of our securities. The common stock available for sale as a result of this prospectus will be sold by us and current stockholders. We will not receive any money from the sale of our common stock by the selling stockholders.

      Prior to this offering, there has been no public market for the common stock. We have applied to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.

                                   ----------

      An investor should read the Risk Factors section of this prospectus, commencing on page 6 before deciding whether to invest in these securities.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus is _______, 2001

                                TABLE OF CONTENTS

Prospectus summary............................................................3

Summary financial information.................................................4

Risk factors..................................................................6

Use of proceeds...............................................................11

Capitalization................................................................11

Management's discussion and analysis of
financial condition and results of operations.................................13

Business......................................................................14

Dividend policy...............................................................16

Employees.....................................................................17

Management....................................................................17

Executive compensation........................................................19

Indemnification of Directors and Officers.....................................19

Principal stockholders........................................................19

Plan of distribution..........................................................20

Description of the securities.................................................25

Legal matters.................................................................27

Experts.......................................................................27

Available information.........................................................27

Index to financial statements.................................................29

                               Prospectus Summary

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

Our business

      We are a Delaware corporation engaged indirectly in the business of designing, building and owning childcare facilities. We intend to enter into joint ventures with third parties to design, build and own childcare facilities. We may, in the future directly engage in the business of designing, building and owning childcare facilities; we do not intend to presently do so.

      Our initial action was entering into a Joint Venture Agreement with COA Development Corp., a Delaware corporation. Pursuant to this Joint Venture Agreement, we have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by paying our pro rata share of all initial and future costs of COA Development's expenses with respect to each childcare facility. Our percentage of interest in each facility will be equal to the percentage of the total funds which are supplied by us. Paul Michelin, Thad Pryor and James Perretty, our officers and Directors, are also the officers and Directors of COA Development and they control both us and COA Development.

      We may, in the future, enter into additional joint ventures with companies similar to COA Development, which may or may not be affiliated with COA Development and our management and controlling shareholders, for the purpose of engaging indirectly in the business of designing, building and owning childcare facilities.

      COA Development was formed to take advantage of market opportunities for childcare and after-school programs. COA Development intends to design, build and own childcare facilities. We, COA Development and any other joint venture partners may decide to sell or lease the childcare facilities designed, built and owned through our joint venture with COA Development or any other joint ventures or our interest in such joint ventures to third parties.

      COA Development designs and builds childcare facilities; it does not operate any of the facilities which it owns or is developing. COA Development has leased the childcare facilities which it owns or is developing to Children of America, Inc. Thad Pryor and James Perretty, who are our officers and Directors and are the officers and Directors of COA Development, are also officers and directors of Children of America, Inc.

      Each of the facilities which is or will be built and designed by COA Development is anticipated to be approximately 10,500 sq. ft. on an out parcel (which is a separate parcel within a shopping center) of approximately an acre to an acre and a quarter or an inline shopping center space ranging from 6,500 sq. ft. to 10,000 sq.ft. The purchase of the land and the construction of each facility is anticipated to cost approximately $1.3 to $1.5 million dollars most of which is intended to be financed by financial institutions or the owners of the property upon which the facility is being constructed. Each facility will have a maximum capacity of 240 children ranging from infants and toddlers to pre-school and after school as well as summer camp. The construction costs for the facilities can fluctuate depending upon the area and size of each facility.

      Children of America intends to employ state-of-the-art security. Every parent must have an access card to enter the building to drop off or pick up his or her child. Children of America also intends to have audio and video cameras throughout the building, including in every classroom in order to monitor the children throughout the day. Children of America markets itself not only as a childcare provider but also stresses a learning environment for the children.

      We will not receive any proceeds from the sale of the 705,275 shares of our common stock by the selling stockholders. We will use the net proceeds of the offering of 2,500,000 shares of our common stock to invest in future joint ventures in the childcare facility industry and to fund our participation in our joint venture with COA Development and other joint ventures. We contemplate that our funds will be utilized for required purposes, including but not limited to, designing, building and owning childcare facilities and for working capital and general corporate purposes. In return for our funding of the joint venture with COA Development, we will have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by agreeing to pay our pro rata share of all of COA Development's expenses with respect to each childcare facility. Our percentage of interest in each facility will be equal to the percentage of the total funds which are supplied by us.

      Our executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055.

      Summary financial information

      We were incorporated on January 10, 2000, and we have commenced limited operations in the childcare field through our joint venture with COA Development. The following data has been provided for the period from June 1, 2000 (the commencement of our business activities) and ending September 30, 2000 and for the six months ending March 31, 2001 and should be read in conjunction with our financial statements, which are included in this prospectus.

                          From June 1, 2000 (inception)
                           through September 30, 2000

                                     Audited

Balance sheet data:
Working capital                                                         $(2,694)
Total assets                                                            $    40
Total Liabilities                                                       $ 2,734
Stockholders' equity (deficiency)                                       $(2,694)

Statement of operations data:
Net Revenue                                                             $     0
Interest Income                                                         $     0
Total expenses                                                          $(2,694)

Net Loss                                                                $(2,694)

                                Six months ending
                                 March 31, 2001

                                    Unaudited

Balance sheet data:
Working capital                                                       $  27,764
Total assets                                                          $ 110,598
Total Liabilities                                                     $   3,469
Stockholders' equity (deficiency)                                     $ 107,129

Statement of operations data:
Net Revenue                                                           $       0
Interest Income                                                       $       0
Total expenses                                                        $ (62,558)

Net Loss                                                              $ (62,558)

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

We are not directly engaged in development, production, or sale of childcare facilities.

      We have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by paying our pro rata share of all initial and future costs of COA Development's expenses with respect to each childcare facility. We will not be directly engaged in any part of COA Development's business including, but not limited to, designing, building and owning the childcare facilities. Because of our limited involvement with the designing, building and owning of the childcare facilities, COA Development and other joint venturers will have virtually total control over the business and financial operations of the joint venture. Although we will not be directly engaged in any part of COA Development's business, Paul Michelin, Thad Pryor and James Perretty, who are officers and Directors of both us and COA Development, have control of COA Development's business at the present time. They will be able to exert control over the business operations of the childcare facilities and the distribution of the proceeds of this offering with respect to designing, building and owning of the childcare facilities.

      We may, in the future, enter into additional joint ventures with companies similar to COA Development, which may or may not be affiliated with COA Development and our management and controlling shareholders, for the purpose of engaging indirectly in the business of designing, building and owning childcare facilities. We do not intend to directly engage in any part of the business of any of the future joint ventures including, but not limited to, designing, building and owning the childcare facilities. Our joint venture partners will have virtually total control over the business operations of the joint venture.

We are a recently organized company and lack an operating history.

      We do not contemplate commencing active operations directly. We are entering a highly competitive market through our joint venture with COA Development and other possible joint ventures with similar companies in the childcare facility industry. You should be aware of the difficulties which the joint venture with COA Development will encounter because COA Development is a recently formed company and has only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses. There can be no assurance that we will ever realize a positive net cash flow from our joint venture with COA Development or any future joint ventures. If the business and development plans with respect to the joint venture with COA Development or any future joint ventures prove to be unsuccessful, stockholders in our Company may lose all or a substantial part of their investments.

We may require additional financing to meet our capital requirements.

      Although there is no fixed amount of financing required for us to meet our capital requirements with respect to the joint venture with COA Development or any future joint ventures, we may need additional financing to meet our share of the capital requirements for the product development, administrative expenses and other costs with respect to the joint venture with COA Development and any future joint ventures. Nevertheless, the joint venture with COA Development and any of our future joint ventures will be dependent upon sources such as: funds acquired pursuant to this offering the amount of which is uncertain, future earnings from the operations of childcare facilities through the joint ventures, the availability of funds from private sources including, but not limited to, loans and additional private placements, and the availability of funds through an additional public offering. We currently have no arrangements to obtain additional financing. In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected and stockholders in our Company may lose all or a substantial part of their investments.

      You should be aware of the risk that either COA Development or one of our future joint venture partners will not meet their share of the capital requirements for the product development, administrative expenses and other costs with respect to the childcare facilities. The joint venture partners may need additional financing to meet their share of the capital requirements. If COA Development or any of our future joint venture partners are not able to raise adequate funds from operations or additional sources of financing, the joint ventures will be materially adversely affected and stockholders in our Company may lose all or a substantial part of their investments.

There can be no assurance that we will ever achieve profitability.

      There can be no assurance that we will ever achieve profitability. The profits and losses and all other allocations from the joint venture with COA Development shall be divided equally between us and COA Development. The division will be dependent upon the proportion of the investment which is ours. The revenues and operating results from our joint venture with COA Development and any future joint ventures may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, but not limited to, the joint ventures' costs, for which we are responsible for our portion, of designing, building and owning the childcare facilities and variations in expenditures for personnel and marketing. There may be significant expenditures with respect to the childcare facilities which are unknown at this time. This would adversely affect our ability to generate a profit from the joint venture or any future joint ventures. We may never be able to achieve profitability on a quarterly or annual basis. If we do not, our business will be adversely affected and potential investors will lose all or substantially all of their investment.

Competition

      Competitors with superior resources may be able to more cheaply and effectively develop childcare facilities and better promote their facilities as being better or more convenient childcare services than COA Development or any future joint venture partners, thereby gaining a competitive edge in the childcare facility industry. There can be no assurance that COA Development or any future joint venture partners will be able to compete successfully or that competitive pressures will not have a material adverse effect upon the business, operating results and financial condition of the childcare facilities. At the present time, we do not intend to be directly engaged in any part of business including, but not limited to, designing, building and owning childcare facilities.

Government Regulation

      The operations of the childcare facilities will be subject to regulations (e.g., occupational safety and health acts, workers' compensation statutes, unemployment insurance litigation, income tax and social security regulations, and state laws governing childcare facilities). Although we do not have direct control over Children of America, Thad Pryor and James Perretty, who are officers and Directors of both us and Children of America, will make every effort to ensure that Children of America complies with such regulations. There can be no assurance of Children of America's ability to comply with such regulations. Although we will make every effort make sure that any future tenant of the childcare facilities complies with such regulations, there can be no assurance of our ability to guarantee such compliance by any future tenant of the childcare facilities. If Children of America or any future tenant of the childcare facilities is unable to comply with such regulations, such noncompliance may have an adverse effect upon the operations of the childcare facilities.

The market for our securities is unsure and may be volatile

      There is no current market for our securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original trading prices. We intend to arrange to list our common stock on the NASD Bulletin Board, which is maintained by the NASD. However, there can be no assurance that we will qualify for such listing.

There can be no assurance that we will pay any dividends on our Common Stock.

      We have the right to receive up to up to fifty (50%) percent of COA Development's interest in childcare facilities, which includes a fifty (50%) percent share of the profits and losses and all other allocations from the joint venture with COA Development. There can be no assurance that we will have sufficient earnings from the joint venture with COA Development or any future joint ventures to pay any dividends with respect to the common stock.

      Moreover, even if we have sufficient earnings from the joint venture with COA Development or any future joint ventures, we are not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, we presently intend to retain earnings, if any, for the investment in the joint venture with COA Development and any future joint ventures.

We expect to incur significant losses for the foreseeable future and there can be no assurance that we will ever achieve profitability.

      We are in the process of developing childcare facilities. The joint venture with COA Development and other joint ventures which we may enter into in the future may incur significant losses on both a quarterly and an annual basis for the foreseeable future. We are expecting losses to continue until such time as the childcare facilities are built and operational.

Conflicts may exist with certain of our officers and directors, which may cause them to give priority to other matters over our needs or the needs of COA Development, which may materially affect our operations.

      There are several conflicts associated with our officers and directors. These conflicts include engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved. In addition to sitting on our Board of Directors, Paul Michelin, Thad Pryor and James Perretty are members of the Board of Directors of a number of other companies including COA Development, our joint venture partner. These conflicts may cause our officers and Directors to give priority to other matters over our needs and the needs of COA Development.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval.

      Our executive officers and directors and their respective affiliates, currently own approximately 9,000,000 shares or approximately 93% of our outstanding common stock, based upon shares of stock outstanding as of April 24, 2001. Accordingly, these stockholders are able to control all matters requiring approval by our stockholders, including, but not limited to, the election of directors and the approval of mergers or other business combinations.

We are subject to the Securities and Exchange Commission's "penny stock" rules because our common stock sells below $5.00 per share.

      Trading in our securities is subject to the requirements of the Securities and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

Our directors and officers shall be indemnified for any monies they pay in settlement of actions performed while a director or officer.

      Section 145 of the Delaware General Corporation Law contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as a result of an action or proceeding in which they may be involved by reason of having been our director or officer. We have authorized the indemnification of our officers and directors to the full extent available under the Delaware Corporation Law.

                           Forward-looking statements

      Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements as defined by section 27(a) of the Securities Act of 1933 and section 21(e) of the Securities Exchange Act of 1934. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to it. In view of the fact that the discussions in this Registration Statement are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds

      We will not receive any proceeds from the sale of the 705,275 shares of our common stock by selling stockholders. We estimate that our net proceeds from our offering of 2,500,000 shares of our common stock will be approximately $2,425,000 (based upon an assumed initial public offering price of $1.00 per share) after deducting estimated offering expenses of $75,000. We will use the net proceeds of this offering to invest in the joint venture with COA Development and any future joint ventures in the childcare facility industry and to meet our share of the capital requirements, including but not limited to, designing, building and owning childcare facilities with respect to the joint venture with COA Development and any future joint ventures and for working capital and general corporate purposes. We will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend upon a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. Pending such uses, the net proceeds of this offering will be invested in short or medium term, interest-bearing, investment grade securities. Prior to this offering, no public market for our securities existed.

                         Determination of Offering Price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by us, will be $1.00 per share. The Selling Stockholders intend to list their shares of our common stock on the open market. The price of our common stock, when sold by the Selling Stockholders, will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for the Selling Stockholders' shares of our common stock in the public market are:

      estimates of our business potential;

      prevailing market conditions in the U.S. economy and the market in which we intend to compete;

      an evaluation of other companies comparable to us and their ability to effectively compete with our product.

                                 Capitalization

      The following table sets forth, for the period from June 1, 2000 and ending September 30, 2000 on an audited basis and for the six months ending March 31, 2001 on an unaudited basis, our capitalization.

                          From June 1, 2000 (inception)
                           through September 30, 2000

                                     Audited

Liabilities:
Current liabilities                                                     $ 2,734

Stockholders' deficiency:
Common stock, $.001 par value; 12,000,000 authorized,
9,000,000 shares issued and outstanding                                 $ 9,000
Subscriptions receivable                                                $ (9000)
Deficit accumulated during the development stage                        $(2,694)
                                                                        -------
Total Stockholders' deficiency                                          $(2,694)

Total liabilities and stockholders' deficiency                          $    40

                                Six months ending
                                 March 31, 2001

                                    Unaudited

Liabilities:
Current liabilities                                                   $   3,469

Stockholders' deficiency:
Common stock, $.001 par value; 12,000,000 authorized,
9,682,275 shares issued and outstanding                               $   9,682
Additional paid-in-capital                                            $ 170,637
Subscriptions receivable                                              $  (7,938)
Deficit accumulated during the development stage                      $ (65,252)
                                                                      ---------
Total Stockholders' deficiency                                        $ 107,129

Total liabilities and stockholders' deficiency                        $ 110,598

      This prospectus should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. The discussion in this prospectus contains forward looking statements which reflect our plans, estimates and beliefs of management concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although management reasonably expects, to the best of its knowledge and belief, that the results to be achieved by us will be as set forth in the following discussion, the following discussion is not a guarantee and there can be no assurance that any of the potential results which are described therein will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations

      We were incorporated on January 10, 2000 in the state of Delaware. The following discussion and disclosure represents our intended business plan and our intent with respect to the future operations of our business.

      We are a partner in a joint venture with a related party, COA Development Corp. Under the terms of the Joint Venture Agreement we have the right to receive up to a 50% interest in each facility developed by the joint venture. In exchange for the interest in the joint venture with COA Development, we will pay our pro rata share of all the expenses regarding the developments of the facilities.

      As a development stage company, our activities have been devoted to obtaining financing and investing in the joint venture with COA Development which will develop the childcare centers. Through March 31, 2001, we have raised approximately $163,381 in operating capital through a stock offering under Regulation S.

      During the next twelve months we, through the joint venture with COA Development, will be developing several sites to be operated by a related party as childcare centers. As of March 31, 2001 we have invested approximately $79,365 in the joint venture with COA Development.

      The first center developed under the joint venture with COA Development was opened in April 2001. The joint venture with COA Development has obtained financing in order to convert the construction loan, obtained by the contractor, to a commercial mortgage loan. The joint venture with COA Development closed on the commercial mortgage loan in April 2001. The joint venture with COA Development expects to retain ownership of the property for the immediate future unless approached by an unrelated third party interested in purchasing the building and property.

      The joint venture with COA Development has two additional centers in various stages of development in the Northern Virginia area. The joint venture with COA Development anticipates construction of both centers to be completed by the end of calendar 2001. The joint venture with COA Development will retain ownership of these properties through the beginning of the operations of the childcare centers. The joint venture with COA Development expects to retain ownership property for the immediate future unless approached by an unrelated third party interested in purchasing the building and property.

      In order to meet our pro rata portion of the joint venture expenditures over the next twelve months we are dependent upon the receipt of additional capital investment or other financing. The cash requirement needs will vary based upon the number of centers under development and the agreements the joint venture with COA Development has with the contractor in charge of construction.

                                    Business

Description of Business

      We are engaged indirectly in the business of designing, building and owning childcare facilities. We intend to enter into joint ventures with third parties to design, build and own childcare facilities. We may, in the future directly engage in the business of designing, building and owning childcare facilities; we do not intend to presently do so.

      Our initial action was entering into a Joint Venture Agreement with COA Development Corp., a Delaware corporation. Pursuant to this Joint Venture Agreement, we have the right to receive up to fifty (50%) percent of COA Development's interest in childcare facilities which it is developing by paying our pro rata share of all initial and future costs of COA Development's expenses with respect to each childcare facility. Our percentage of interest in each facility will be equal to the percentage of the total funds which are supplied by us. Paul Michelin, Thad Pryor and James Perretty, our officers and Directors, are also the officers and Directors of COA Development and they control both us and COA Development.

      We may, in the future, enter into additional joint ventures with companies similar to COA Development, which may or may not be affiliated with COA Development and our management and controlling shareholders, for the purpose of engaging indirectly in the business of designing, building and owning childcare facilities.

      COA Development was formed to take advantage of market opportunities for childcare and after-school programs. COA Development intends to design, build and own childcare facilities. We, COA Development and any other joint venture partners may decide to sell or lease the childcare facilities designed, built and owned through our joint venture with COA Development or any other joint ventures or our interest in such joint ventures to third parties.

      COA Development designs and builds childcare facilities; it does not operate any of the facilities which it owns or is developing. COA Development has leased the childcare facilities which it owns or is developing to Children of America, Inc. Thad Pryor and James Perretty, who are our officers and Directors and are the officers and Directors of COA Development, are also officers and directors of Children of America, Inc.

Description of childcare facilities and services

      Each of the facilities which is or will be built and designed by COA Development is anticipated to be approximately 10,500 sq. ft. on an out parcel (which is a separate parcel within a shopping center) of approximately an acre to an acre and a quarter or an inline shopping center space ranging from 6,500 sq. ft. to 10,000 sq.ft. The purchase of the land and the construction of each facility is anticipated to cost approximately $1.3 to $1.5 million dollars most of which is intended to be financed by financial institutions or the owners of the property upon which the facility is being constructed. Each facility will have a maximum capacity of 240 children ranging from infants and toddlers to pre-school and after school as well as summer camp. The construction costs for the facilities can fluctuate depending upon the area and size of each facility.

Customer base

      We believe that the target market for childcare facilities is large. In view of the demands of work and school, childcare is becoming an important service employed by an increasing number of families. Childcare services provide children an opportunity to spend time in a nurturing, educational and safe environment . The joint venture with COA Development will target this demand for childcare services by providing: (i) licensed childcare for children six weeks to seven years, (ii) after-school programs for children aged seven to thirteen years old and (iii) state-of-the-art security, which includes requiring every parent to have an access card to enter the building to drop off or pick up his or her child and audio and video cameras throughout the building, including in every classroom in order to monitor the children throughout the day.

Expansion

      The expansion of the childcare business with respect to the joint venture with COA Development or our expansion into future joint ventures is dependent upon the following: (i) the availability of proceeds from this Offering or other future private placements or public offerings, (ii) future earnings from the operations of childcare facilities owned through the joint venture with COA Development and (iii) the availability of funds from private sources including, but not limited to, loans and additional private placements and (iv) the availability of funds through an initial public offering. There can be no assurance as to the amount which will be raised from this Offering, the amount of future earnings or that other funds will be available, or if available, upon terms and conditions which would be acceptable to us.

      Significant expenditures, management resources and time will be required to develop a larger market for the childcare facilities designed, built and owned through the joint venture with COA Development and any future joint ventures. There can be no assurance that COA Development or any future joint venture in the childcare facility industry will be successful in gaining market acceptance for the childcare facilities. Even if there is market acceptance of the childcare facilities, there can be no assurance that enrollment will be of sufficient volume to enable the joint venture with COA Development or any future joint ventures to be profitable and to make payments to us pursuant to our fifty (50%) share of the profits of the joint venture with COA Development or our share of the profits in any future joint ventures. If less than the maximum number of Shares offered hereby are sold, the proceeds from this Offering will not be sufficient to enable us to indirectly engage in the level of business development efforts which we believe to be desirable and necessary for the joint venture with

COA Development or any future joint venture in the childcare facility industry to be successful. Additionally, even if the maximum number of Shares are sold, we will have limited funds to provide to COA Development or any future joint ventures for the purpose of an extensive marketing campaign.

Competition

      Competitors with superior resources may be able to more cheaply and effectively design, build and own childcare facilities and better promote their facilities as being better or more convenient childcare services than Children of America or any future tenant of the childcare facilities, thereby gaining a competitive edge in the childcare facility industry. There can be no assurance that Children of America or any future tenant of the childcare facilities will be able to compete successfully or that competitive pressures will not have a material adverse effect upon the business, operating results and financial condition of the childcare facilities. At the present time, we do not intend to be directly engaged in any part of business including, but not limited to, designing, building, operating and owning childcare facilities.

Government Regulation

      The operations of the childcare facilities will be subject to regulations (e.g., occupational safety and health acts, workers' compensation statutes, unemployment insurance litigation, income tax and social security regulations, and state laws governing childcare facilities). Although we do not have direct control over Children of America, Thad Pryor and James Perretty, who are officers and Directors of both us and Children of America, will make every effort to ensure that Children of America complies with such regulations. There can be no assurance of Children of America's ability to comply with such regulations. Although we will make every effort make sure that any future tenant of the childcare facilities complies with such regulations, there can be no assurance of our ability to guarantee such compliance by any future tenant of the childcare facilities. If Children of America or any future tenant of the childcare facilities is unable to comply with such regulations, such noncompliance may have an adverse effect upon the operations of the childcare facilities.

                                 Dividend Policy

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not obligated to declare dividends our common stock. Our board has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following:

      earnings;

      capital requirements;

      our financial position;

      general economic conditions; and

      other factors the board may consider.

      It is also possible that terms of any future debt financing may restrict the payment of dividends.

                                    Employees

      Apart from our executive officers and directors, we currently do not have any employees. We do not maintain "key man" insurance on the life of any of our employees.

Management

                             Officers and Directors

      The following table sets forth the names and ages of the members of the board, our executive officers and the positions they each hold.

Name                                       Age          Position
----                                       ---          --------

Paul Michelin                              62           Director, President

Thad Pryor                                 43           Director, Vice President

James Perretty                             37           Director, Secretary

      Paul Michelin has been our President and one of our Directors since our inception. Since 1992 Mr. Michelin has served as the President and a Director of FMC Group, Inc., a financial consulting firm the stock of which he owns with his wife as joint tenants. Mr. Michelin is presently the President and has served since 1995 as a Director of COA Development Corp. f/k/a OT Computer Training Corp., TL Industries, Inc., and International Software Technologies Corp. In addition, Mr. Michelin has served as the Chairman of the Board and Director of VI Solutions Inc. f/k/a Stratosphere Multimedia Corp., which is engaged in the business of video conferencing sales and services. Since August 1995, Mr. Michelin has been a Director of Multicast Interactive Corp., f/k/a Stratosphere Communications Corp. Mr. Michelin also served from 1996 until 2000 as Secretary and a Director of dotWAP.com f/k/a Nationwide Resources, Inc. which develops and markets computer software. Furthermore, Mr. Michelin has served since 1991 as a Director of Your Travel Connections, Inc., a travel agency 75% of which is owned by Louisa Michelin. Mr. Michelin attended McGill University in Montreal, Canada. Mr. Michelin has also served as a

Director of QwikCap Corp. f/k/a Pacific Multimedia Corp. since September 1999 and as President and a Director of Solutions Software f/k/a MIS Solutions, Inc. since March 16, 2001. From 1983 to 1987, Mr. Michelin was a principal of Michelin & Company, Inc., a brokerage firm. In 1986 and 1987, certain allegations were made against Mr. Michelin and Michelin & Company, Inc. with respect to non-compliance with certain state and NASD regulations. Mr. Michelin has advised management that the foregoing claims were totally without merit. Nevertheless, he chose to pay certain fines in order to avoid the expenditure of substantial time and money in litigation. The Company made a determination to cease business and elected not to pay the fine to the NASD in view of the fact that the only penalty for non-payment would be the suspension of its business, which the Company had determined to cease.

      Thad Pryor is our Vice President and has been one of our Directors since our inception. Mr. Pryor also serves as President and a Director of Children of America, Inc. He was Senior Vice President and a member of the Board of Directors of Tutor Time Learning Systems, Inc. and its subsidiaries from January 1992 to 1997. Mr. Pryor was responsible for the Development, Construction and Real Estate Departments in which he personally negotiated and constructed 150 Tutor Time locations. In 1999, Mr. Pryor opened Children of America, Inc.'s first childcare facility location in Woodbridge, VA. Mr. Pryor attended the University of Miami from 1976-1978 where he majored in Business and Criminology. In 1987, Mr. Pryor opened a chain of fifteen (15) self-service car washes under the name of One Stop Car Wash and held the positions of President and COO. In 1989, Mr. Pryor sold the entity which operated One Stop Car Wash.

      James Perretty has been our Secretary and one of our Directors since our inception. Mr. Perretty serves as Secretary and a Director of COA Development. Mr. Perretty also serves as the Vice President/Secretary and a Director of Children of America, Inc. Mr. Perretty has been the Vice President/Secretary and a Director of ADC Development Corp. f/k/a Time To Train.com since its inception in March, 1999. Mr. Perretty has been the secretary of Childcare Corp. since January, 2000. From 1984 to 1994, Mr. Perretty served as a Public Relations Consultant for the Communications Group, a public relations marketing firm. From 1994 to 1995, Mr. Perretty was an Advertising Account Executive and Vice President of Finance for Creative Communications Advantage, an advertising agency. Since 1995, Mr. Perretty has served as Vice President of FMC Group, Inc., a financial consulting firm. Since 1996, Mr. Perretty has also served, as President and a Director of Nationwide Resources, Inc., which through its ownership of Eti International, Ltd., a United Kingdom Corporation, develops and markets computer software. Nationwide Resources Inc. subsequently changed its name to dotWap.com Holdings Corp. in December 1999 at which time Mr. Perretty served as Secretary until July 2000. Furthermore, since 1997, Mr. Perretty has also served as Secretary and Director for Visual Interactive Solutions, Inc. f/k/a Stratosphere Multimedia Corp., which engaged in the business of video conferencing sales and services. Mr. Perretty is also Director of QwikCap Corp. (f/k/a Pacific Multimedia Corp. and QwikCap Information Services, Inc.), and was its President until September, 1999. QwikCap. Corp develops and markets computer software systems. Mr. Perretty received a B.A.A. degree in Business Administration from Broward Community College.

                             Executive Compensation

      None of the directors or officers has received any compensation for their services as officers and/or directors of the Company. Compensation may be paid in the future at the discretion of the Board of Directors.

                    Indemnification of Directors and Officers

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      Our certificate of incorporation contains the following provision with respect to indemnification of our directors and officers:

      "The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      This provision does not eliminate or limit the liability of a director for violating the following:

            - duty of loyalty, which includes a director's obligation to refrain from self dealing with us or improperly competing with us or usurping our opportunities;
            - failing to act in good faith;
            - engaging in intentional misconduct or knowingly violating a law;
or
            - participating in the payment of a dividend or a stock repurchase or redemption for himself.

      This provision does not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary.

      We intend to purchase directors liability insurance for our officers and directors. However, there can be no assurance that such insurance will be available to us at commercially reasonable terms, or at all.

                             Principal Stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock as of March, 2001 for the following:

      o all persons who own more than five percent of our outstanding common stock;
      o     each officer and director;
      o     officers and directors as a group.

--------------------------------------------------------------------------------

                                                AMOUNT OF
            NAME                           BENEFICIAL OWNERSHIP       PERCENTAGE
            ----                           --------------------       ----------

--------------------------------------------------------------------------------

Paul Michelin (1)                               4,350,000               44.94%

--------------------------------------------------------------------------------

Thad Pryor (2)                                  4,350,000               44.94%

--------------------------------------------------------------------------------

James Perretty                                    300,000                3.10%

--------------------------------------------------------------------------------

All Officers & Directors as a
group - Three (3) persons                       9,000,000               92.98%

--------------------------------------------------------------------------------

(1) Includes 4,350,000 shares held by FMC Group, Inc., which Mr. Michelin owns with his wife as joint tenants with the right of survivorship. Mr. Michelin is the President and a Director of FMC Group, Inc.

(2) Includes 4,350,000 shares held by TJP Corp., which is owned and controlled by Thad Pryor.

                              Plan of distribution

      Prior to this offering, no public market for our securities existed. A total of up to 3,205,275 shares may be sold pursuant to this prospectus. This includes 2,500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The remaining 705,275 shares may be sold pursuant to this prospectus by the stockholders listed below. Except as we have described above, the stockholders selling our stock have never held any position or office with us or had any other material relationship with us.

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

            -in over-the counter market

            -in private transactions other than in the over-the-counter market;

            -in connection with short sales of our shares;

            -by pledge to secure debts and other obligations; or

            -in a combination of any of the above transactions.

      The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

            -block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            -purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

            -ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

      Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

            -shall not engage in any stabilization activity in connection with our securities;

            -shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

            -shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

--------------------------------------------------------------------------------
Selling                  Shares         Shares       Shares owned   Percentage
Stockholders             Owned          Registered   following      of shares
------------             Prior to       ----------   offering       following
                         Offering                    --------       offering
                         --------                                   --------
--------------------------------------------------------------------------------
AB Miljo, L.R             5,000          5,000       0              0%
--------------------------------------------------------------------------------
Alanne, Lasse            23,400         23,400       0              0%
--------------------------------------------------------------------------------
Andersen, Finn Dag        1,500          1,500       0              0%
--------------------------------------------------------------------------------
Anderson, Sven-Ake        1,000          1,000       0              0%
--------------------------------------------------------------------------------
Anderson, Olfa A          1,500          1,500       0              0%
--------------------------------------------------------------------------------
Andrews, Nigel           30,000         30,000       0              0%
--------------------------------------------------------------------------------
Antonio, Gregg            3,000          3,000       0              0%
--------------------------------------------------------------------------------
Arvdsson, Torjorn        12,000         12,000       0              0%
--------------------------------------------------------------------------------
Aziz, Mazhar             15,000         15,000       0              0%
--------------------------------------------------------------------------------
Baard, David                900            900       0              0%
--------------------------------------------------------------------------------
Barnett, Quentin         22,500         22,500       0              0%
--------------------------------------------------------------------------------
Bengtsson, Mikael         1,500          1,500       0              0%
--------------------------------------------------------------------------------
Bernaerts, Cyreil        14,800         14,800       0              0%
--------------------------------------------------------------------------------
Berte, Jens Faerden      12,000         12,000       0              0%
--------------------------------------------------------------------------------
Berton, Vincent          11,000         11,000       0              0%
--------------------------------------------------------------------------------
Bianconi, Tommaso         9,000          9,000       0              0%
--------------------------------------------------------------------------------
Birch, Norman             1,000          1,000       0              0%
--------------------------------------------------------------------------------
Bjorka, Bjorn             3,000          3,000       0              0%
--------------------------------------------------------------------------------
Bjorkenor, Lars           7,500          7,500       0              0%
--------------------------------------------------------------------------------
Blackwood, Mary          12,600         12,600       0              0%
--------------------------------------------------------------------------------
Borys, Anne-Charlo        3,000          3,000       0              0%
--------------------------------------------------------------------------------
Brathen, Sigmund          1,000          1,000       0              0%
--------------------------------------------------------------------------------
Broch, Einar             31,500         31,500       0              0%
--------------------------------------------------------------------------------
Butterfield, Derrick      3,000          3,000       0              0%
--------------------------------------------------------------------------------
Carbino, Alferdo          6,600          6,600       0              0%
--------------------------------------------------------------------------------
Carbino, Andrea           7,200          7,200       0              0%
--------------------------------------------------------------------------------
Carbino,Massimiliano      8,000          8,000       0              0%
--------------------------------------------------------------------------------
Coelho, Dinis             8,100          8,100       0              0%
--------------------------------------------------------------------------------
De Smedt, Mark           30,000         30,000       0              0%
--------------------------------------------------------------------------------
DeOliveira, Fernando      1,500          1,500       0              0%
--------------------------------------------------------------------------------
Dethier, Marcel           1,500          1,500       0              0%
--------------------------------------------------------------------------------
Duyck, Nico               3,000          3,000       0              0%
--------------------------------------------------------------------------------
Fabeng, Egil              3,000          3,000       0              0%
--------------------------------------------------------------------------------
Fioraso, Maurizio        31,500         31,500       0              0%
--------------------------------------------------------------------------------

Flores, Fernando          1,500          1,500       0              0%
--------------------------------------------------------------------------------
Floystad, Jon            16,500         16,500       0              0%
--------------------------------------------------------------------------------
Fossa, Havard             1,500          1,500       0              0%
--------------------------------------------------------------------------------
Gjerde, Aleksander        4,500          4,500       0              0%
--------------------------------------------------------------------------------
Goletti, Vittorio         7,500          7,500       0              0%
--------------------------------------------------------------------------------
Greenwood, Christ         1,500          1,500       0              0%
--------------------------------------------------------------------------------
Greitz, Jacob B           2,500          2,500       0              0%
--------------------------------------------------------------------------------
Gustavasson, Bertil       1,000          1,000       0              0%
--------------------------------------------------------------------------------
Gustavasson, Lars           750            750       0              0%
--------------------------------------------------------------------------------
Haavig, Lasse             1,000          1,000       0              0%
--------------------------------------------------------------------------------
Hagelien, Erik              750            750       0              0%
--------------------------------------------------------------------------------
Hanekom, B. A,            2,000          2,000       0              0%
--------------------------------------------------------------------------------
Hanna, Michel             7,500          7,500       0              0%
--------------------------------------------------------------------------------
Hansson, Staffan         22,000         22,000       0              0%
--------------------------------------------------------------------------------
Hernberg, Robert          3,000          3,000       0              0%
--------------------------------------------------------------------------------
Hoglinger, B                750            750       0              0%
--------------------------------------------------------------------------------
Holland, Gunnar           6,000          6,000       0              0%
--------------------------------------------------------------------------------
Holmberg, Dick              750            750       0              0%
--------------------------------------------------------------------------------
Hung, Jonas              21,000         21,000       0              0%
--------------------------------------------------------------------------------
Hurme, Pekka                500            500       0              0%
--------------------------------------------------------------------------------
Hutter, Horst               750            750       0              0%
--------------------------------------------------------------------------------
Jarvienen, Arto           4,500          4,500       0              0%
--------------------------------------------------------------------------------
Johansson, Bo             6,000          6,000       0              0%
--------------------------------------------------------------------------------
Keskisaraja, Veli         1,500          1,500       0              0%
--------------------------------------------------------------------------------
Kirkby, Russell          18,000         18,000       0              0%
--------------------------------------------------------------------------------
Kiuru, Petri              3,000          3,000       0              0%
--------------------------------------------------------------------------------
Krull, Agenta Lotty      10,500         10,500       0              0%
--------------------------------------------------------------------------------
Laasanen, Jarmo           2,000          2,000       0              0%
--------------------------------------------------------------------------------
Lafrenz, Petter           1,500          1,500       0              0%
--------------------------------------------------------------------------------
Lee Hang, Ping            3,000          3,000       0              0%
--------------------------------------------------------------------------------
Lenferna, Christina       5,250          5,250       0              0%
--------------------------------------------------------------------------------
Lewis, Bibi               6,000          6,000       0              0%
--------------------------------------------------------------------------------
Lidgard, Anna             1,975          1,975       0              0%
--------------------------------------------------------------------------------
Maher, Robert             7,200          7,200       0              0%
--------------------------------------------------------------------------------
Masuda, Amy               1,650          1,650       0              0%
--------------------------------------------------------------------------------
Meerburg, Gijs           18,000         18,000       0              0%
--------------------------------------------------------------------------------
Moller, Hans             30,000         30,000       0              0%
--------------------------------------------------------------------------------
Nelson, Christopher      10,000         10,000       0              0%
--------------------------------------------------------------------------------
Netteberg, Tom            1,500          1,500       0              0%
--------------------------------------------------------------------------------
Nielsen, Jorgen          11,350         11,350       0              0%
--------------------------------------------------------------------------------
Nyman, Leif               9,600          9,600       0              0%
--------------------------------------------------------------------------------
Olund, Torkel             7,500          7,500       0              0%
--------------------------------------------------------------------------------
Ostlund, B                6,300          6,300       0              0%
--------------------------------------------------------------------------------
Palve, Juha               1,500          1,500       0              0%
--------------------------------------------------------------------------------
Peechapat, Sakchai        3,000          3,000       0              0%
--------------------------------------------------------------------------------
Pereira, Gerared          1,000          1,000       0              0%
--------------------------------------------------------------------------------

Pereira, Mario            3,000          3,000       0              0%
--------------------------------------------------------------------------------
Rankapole, Susan         11,750         11,750       0              0%
--------------------------------------------------------------------------------
Ridderstad, Per S.        1,000          1,000       0              0%
--------------------------------------------------------------------------------
S.A., Becada              2,000          2,000       0              0%
--------------------------------------------------------------------------------
Sahlberg, Christer        6,000          6,000       0              0%
--------------------------------------------------------------------------------
Schutter, J. De           6,000          6,000       0              0%
--------------------------------------------------------------------------------
Shcelin, Per-Erik        12,000         12,000       0              0%
--------------------------------------------------------------------------------
Shoptaugh, Mark          22,500         22,500       0              0%
--------------------------------------------------------------------------------
Sjoberg, Jan Micheal      1,000          1,000       0              0%
--------------------------------------------------------------------------------
Stenhaugh, Terje         18,000         18,000       0              0%
--------------------------------------------------------------------------------
Struman, N                3,000          3,000       0              0%
--------------------------------------------------------------------------------
Sundlof, Christina        2,000          2,000       0              0%
--------------------------------------------------------------------------------
Svensson, Bengt          12,000         12,000       0              0%
--------------------------------------------------------------------------------
Svensson, Leif           35,000         35,000       0              0%
--------------------------------------------------------------------------------
Tragoulias, Gerass       31,650         31,650       0              0%
--------------------------------------------------------------------------------
Viviers, Etienne          7,500          7,500       0              0%
--------------------------------------------------------------------------------
Wass, Bo Wilije           1,500          1,500       0              0%
--------------------------------------------------------------------------------
Wiggen, Stig              1,500          1,500       0              0%
--------------------------------------------------------------------------------

                            Description of Securities

      General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue 20,000,000 shares of Common Stock, par value $.001 per share and 2,000,000 shares of preferred stock, par value $.01 per share. There are 9,705,275 shares of Common Stock issued and outstanding as of the date of this prospectus. Our Board of Directors has the right to issue shares of our preferred stock. No shares of preferred stock have been issued by our Board.

      Common Stock

      Each holder of shares of our issued and outstanding common stock, shall be entitled to one (1) vote per share held and has the right and power to vote upon all matters upon which a vote of stockholders is taken. Neither our certificate of incorporation nor our by laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of our business, the holders of our common stock shall be entitled to receive our net assets in proportion to the respective number of shares held by them, after payment to our preferred stockholders. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. All of our outstanding shares of common stock are fully paid and non-assessable and are not subject to further call or redemption.

      Preferred Stock

      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

      o     Conversion privileges
      o     Dividends
      o     Redemption rights
      o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our board. We have not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.

                                 Transfer Agent

      The transfer agent for our common stock is Liberty Transfer Company, 274B New York Avenue, Huntington, New York 11243.

                         Shares eligible for future sale

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

      The 3,205,275 shares of common stock offered in this offering will be immediately tradeable without restriction under the Securities Act, except for any shares held by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 9,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one, year will be entitled to sell an amount of shares within any three month period, equal to the greater of:

      - 1% of the then outstanding shares of common stock; or

      - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                         Determination of offering price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by our stockholder will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where we intend to list our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:

      - estimates of our business potential;
      - prevailing market conditions in the U.S. economy and the market in which we intend to compete;
      - an evaluation of other companies comparable to us and their ability to effectively compete with our product.

                                Legal Proceedings

      We do not know of any litigation pending, threatened or contemplated, or any unsatisfied judgments, against us, or of any proceeding to which we are a party other than the following:

                                     Experts

      The financial statements included in this prospectus and in the registration statement have been audited by Daszkal, Bolton, Manela, Devlin & Co. 2401 NW Boca Raton Boulevard, Boca Raton, FL 33431, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                  Legal Matters

      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.

                              Available Information

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Avenue, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Avenue, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                           Visitel Enterprises, Corp.

                                3,205,275 shares

                                  ------------

                                   PROSPECTUS

                                  ------------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                  ------------

      Until ______, 2001, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  _____ , 2001

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report ...........................................   F-1

Audited Balance Sheets as of September 30, 2000 and unaudited
Balance Sheets for the months ended March 31, 2001 .....................   F-2

Audited Statements of Operations, for the Period from June 1, 2000
(Inception) through September 30, 2000 and unaudited Statements
of Operations for the six months ended March 31, 2001 ..................   F-3

Audited Statements of Stockholders' Deficiency, for the period from June 1, 2000 (Inception) through September 30, 2000 and unaudited Statements of Operations for the six months ended
March 31, 2001 .........................................................   F-4

Audited Statements of Cash Flows, For the Period from June 1, 2000
(Inception) through September 30, 2000 and unaudited Statements of
Cash Flows for the six months ended March 31, 2001......................   F-5

Notes to Financial Statements .......................................... F-6 - 9

                                     PART II

Item 24. Indemnification of Directors and Officers.

            Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the Company:

            "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

            Sections 1,2,3 and 4 of Article VIII of the Registrant's By-Laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the

Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

            The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other then underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee .............. $   801.32
Printing and Engraving ............ * 5,000.00
Legal Fees and Expenses ........... *40,000.00
Accounting Fees and Expenses ...... * 5,000.00
Transfer Agent Fees ............... * 4,000.00
Miscellaneous Expenses ............  20,198.68

      TOTAL ........................................................  $75,801.32

----------
*     Estimated.

Item 26. Sales of Unregistered Securities.

Item 27. Exhibits.

Number    Description
3.1       Articles of Incorporation of Registrant.
3.2       By-Laws of Registrant.
4.1       Specimen Common Stock Certificate.
5.1*      Opinion of Mintz & Fraade, P.C.
23.1*     Consent of Mintz & Fraade, P.C (Included in 5.1)
23.2      Consent of Daskal, Bolton, Manela, Devlin & Co.
24.1 Power of Attorney (set forth on the signature page of this Registration Statement).

----------
(*)   To be filed by Amendment

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registration pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and not withstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

The Registrant hereby further undertakes that it will:

(1) For determining any liability under Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

(2) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in Boca Raton, State of Florida, on May 2, 2001.

                                        Visitel Enterprises Corp.


                                        By: /s/ Paul Michelin
                                           -----------------------------
                                                Paul Michelin, President

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of Visitel Enterprises, Corp., hereby severally constitute and appoint Paul Michelin and James Perretty, each acting individually, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance wit the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      Name                      Title                     Date


/s/ Paul Michelin               Director                  May 2, 2001
-----------------------
Paul Michelin


/s/ James Perretty              Director                  May 2, 2001
-----------------------
James Perretty

               [LETTERHEAD OF DASZKAL BOLTON MANELA DEVLIN & CO.]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors Visitel Enterprises Corp.

We have audited the accompanying balance sheet of Visitel Enterprises Corp. (a development stage company) as of September 30, 2000, and the related statement of operations, changes in stockholders' deficit and cash flows for the period from June 1, 2000 (inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visitel Enterprises Corp. (a development stage company) as of September 30, 2000 and the results of its operations and its cash flows for the period from June 1, 2000 (inception) through September 30, 2000 in conformity with generally accepted accounting principles.


                                        /s/ DASZKAL BOLTON MANELA DEVLIN & CO.

Boca Raton, Florida
March 2, 2001

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
BALANCE SHEET
SEPTEMBER 30, 2000
================================================================================

                                     ASSETS

                                                                              March 31,
                                                                                2001
                                                                  2000       (Unaudited)
                                                                --------     -----------
Current assets:
   Cash                                                         $     40      $     598
   Due from related parties                                           --         30,635
                                                                --------      ---------
      Total current assets                                            40         31,233

Investment                                                            --         79,365
                                                                --------      ---------

      Total assets                                              $     40      $ 110,598
                                                                ========      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Advance from related party                                   $  2,734      $   3,469
                                                                --------      ---------

Stockholders' deficit:
   Preferred stock, .01 par; 2,000,000 shares authorized              --
   Common stock, $.001 par value; 12,000,000 shares
    authorized, 9,000,000 shares issued and outstanding            9,000          9,682
   Additional paid-in capital                                         --        170,637
   Subscriptions receivable                                       (9,000)        (7,938)
   Deficit accumulated during the development stage               (2,694)       (65,252)
                                                                --------      ---------
         Total stockholders' deficit                              (2,694)       107,129
                                                                --------      ---------

         Total liabilities and stockholders' deficit            $     40      $ 110,598
                                                                ========      =========

                See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 1, 2000 (INCEPTION) THROUGH SEPTEMBER 30, 2000
================================================================================

                                                                                              June 1, 2000
                                                                          October 1, 2000      (Inception)
                                                                                  to               to
                                                                           March 31, 2001    March 31, 2001
                                                                2000         (Unaudited)       (Unaudited)
                                                            -----------   ---------------    --------------
Revenues                                                    $        --      $        --      $        --

Expenses:
   Legal fees                                                    (2,125)         (10,500)         (12,625)
   Marketing                                                       (450)          (9,037)          (9,487)
   Other expenses                                                  (119)         (43,021)         (43,140)
                                                            -----------      -----------      -----------
      Total expenses                                             (2,694)         (62,558)         (65,252)
                                                            -----------      -----------      -----------

Net loss                                                    $    (2,694)     $   (62,558)     $   (65,252)
                                                            ===========      ===========      ===========

Net loss per share (basic and diluted)                      $        --      $     (0.01)     $     (0.01)
                                                            ===========      ===========      ===========

Weighted average shares outstanding (basic and diluted)       9,000,000        9,380,196        9,227,617
                                                            ===========      ===========      ===========

                See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM JUNE 1, 2000 (INCEPTION) THROUGH SEPTEMBER 30, 2000
================================================================================

                                                                                                             Deficit
                                                                                                            Accumulated
                                                        Common Stock                                          During
                                                   ----------------------    Additional     Subscriptions   Development
                                                     Shares       Amount   Paid-In Capital    Receivable       Stage        Total
                                                   ---------    ---------  ---------------  -------------   -----------   ---------
Balance at June 1, 2000 (Inception)                       --           --           --               --            --            --

Common stock issued                                9,000,000        9,000           --           (9,000)           --            --

Net loss for the period                                   --           --           --               --        (2,694)       (2,694)
                                                   ---------    ---------    ---------        ---------     ---------     ---------

Balance at September 30, 2000                      9,000,000        9,000           --           (9,000)       (2,694)       (2,694)

Common stock issued for cash (Unaudited)             650,525          650      162,731               --            --       163,381

Common stock issued for subscription
  receivable (Unaudited)                              31,750           32        7,906           (7,938)           --            --

Collection of subscription receivable (Unaudited)         --           --           --            1,689            --         1,689

Reduction of subscription receivable for
  services (Unaudited)                                    --           --           --            7,311            --         7,311

Net loss for the period ended March 31, 2001
  (Unaudited)                                             --           --           --               --       (62,558)      (62,558)
                                                   ---------    ---------    ---------        ---------     ---------     ---------

Balance at March 31, 2001 (Unaudited)              9,682,275    $   9,682    $ 170,637        $  (7,938)    $ (65,252)    $ 107,129
                                                   =========    =========    =========        =========     =========     =========

                See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JUNE 1, 2000 (INCEPTION) THROUGH SEPTEMBER 30, 2000
================================================================================

                                                                                              June 1, 2000
                                                                           October 1, 2000     (Inception)
                                                                                  to               to
                                                                            March 31, 2001   March 31, 2001
                                                                 2000         (Unaudited)      (Unaudited)
                                                              ---------    ---------------   --------------
Cash flows used by operating activities:
  Net loss                                                    $  (2,694)       $ (62,558)       $ (65,252)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Stock issued for services                                      --            7,311            7,311
                                                              ---------        ---------        ---------
Net cash used in operating activities                            (2,694)         (55,247)         (57,941)
                                                              ---------        ---------        ---------

Cash flows used by investing activities:
  Advances to related parties                                        --          (30,635)         (30,635)
  Investments in joint ventures                                      --          (79,365)         (79,365)
                                                              ---------        ---------        ---------
Net cash used by investing activities                                --         (110,000)        (110,000)
                                                              ---------        ---------        ---------

Cash flows from financing activities:
  Proceeds from issuance of common stock, net                        --          163,381          163,381
  Collection of subscription receivable                                            1,689            1,689
  Advance from related party                                      2,734           51,809           54,543
  Repayments to related party                                        --          (51,074)         (51,074)
                                                              ---------        ---------        ---------
Net cash provided by financing activities                         2,734          165,805          168,539
                                                              =========        =========        =========

Net increase in cash                                                 40              558              598
                                                              ---------        ---------        ---------

Cash at beginning of period                                          --               40               --
                                                              ---------        ---------        ---------

Cash at end of period                                         $      40        $     598        $     598
                                                              =========        =========        =========

Supplemental disclosure of cash flows information:
  Non-cash transactions affecting financing activities:
    Common stock issued for note                              $   9,000        $   7,938        $      --
                                                              =========        =========        =========

                See accompanying notes to financial statements.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE RISK

Visitel Enterprises Corp. (the "Company") is a development stage Delaware corporation organized in June of 2000. The Company is a partner in a joint venture, with a company to which it is related through common ownership and management, that will develop child care facilities, with an initial concentration in northeastern United States, for the purpose of selling them to third-party operators at some point during the development process or after the facility opens. The joint venture agreement calls for Visitel to have the right to receive up to a 50% interest in each facility that is developed by agreeing to pay its pro rata share of all the expense regarding such facility.

The Company has made no product sales to date. Since its inception, the Company has been dependent upon the receipt of capital investment or other financing to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's product development will be successfully completed or that it will be a commercial success. Further, the Company is dependent upon certain related parties to provide continued funding and capital resources.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Unaudited Interim Information

The information presented as of March 31, 2001 and for the six-month period ended March 31, 2001 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2001 and the results of its operations and its cash flows for the six months ended March 31, 2001, and the stockholders' deficit for the six months ended March 31, 2001.

Investment (Unaudited)

The Company uses the equity method of accounting for investments when the Company has a significant influence over the operations of the investee but lacks control.

NOTE 3 - SUBSEQUENT EVENT

In November of 2000 the Company commenced a stock offering under Regulation S, and as a result of the offering, the Company issued 675,525 shares of common stock for $.25 per share. The total amount obtained was $163,381, net of costs incurred. The Company is continuing the offering of common stock.

Unaudited

The Company has issued a total of 682,275 shares of common stock for $.25 per share under the offering described above. The Company had issued a subscription receivable in the amount of $7,938 as of March 31, 2001 for 31,750 shares at $.25 per share. In April 2001 the Company received payment in full for the subscription receivable.

VISITEL ENTERPRISES CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 4 - RELATED PARTY

As of September 30, 2000, the Company owed a related party $2,734. The related party is a shareholder and has funded initial start-up costs of the Company. This related party also provides use of their facility to the Company.

NOTE 5 - INCOME TAXES

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities did not give rise to significant portions of deferred taxes at September 30, 2000.

As of September 30, 2000, the Company had an unused net operating loss carry forward of approximately $2,600 available for use on its future corporate federal tax returns. The Company's evaluation of the tax benefit of its net operating loss carry forward is presented in the following table. The tax amounts have been calculated using the Company's effective income tax rate resulting from the use of graduated rates.

                                                                           2000
                                                                          -----
Deferred tax asset:
  Tax benefit of net operating loss carry forward                         $ 975
  Less: valuation allowance                                                (975)
                                                                          -----
Deferred tax asset                                                        $  --
                                                                          =====

                       Year Loss Originated             Year Expiring
                       --------------------             -------------
                        September 30, 2000                  2015

NOTE 6 - INVESTMENT (UNAUDITED)

The Company is a 50% partner in a joint venture with COA Development Corp., which it is related through common ownership and management. The joint venture will develop child care facilities for the purpose of selling them at some point during the development process or after the facility opens. The joint venture may also decide to retain the property and become the landlord for a third party operator of the center.

The joint venture agreement calls for Visitel to have the right to receive up to a 50% interest of COA Development's ownership in each facility that is developed. In exchange for the interest Visitel agreed to pay its pro rata share of all the expense regarding such facilities.

Through March 31, 2001 the joint venture has incurred costs related to deposits on land acquisitions and other capitalized expenditures that do not have an income statement effect. The Company's allocated percentage of these expenditures amounts to $79,365 for the six months ended March 31, 2001.

NOTE 7 - COMMON STOCK (UNAUDITED)

In April 2001, the Company increased the number of authorized common stock shares from 12,000,000 shares to 20,000,000 shares.

The Company reduced the subscription receivable that existed at September 30, 2000 in the amount of $7,311 in exchange for services provided by the shareholders. These services related to advising the Company on start up operations and researching different sources of funding.